For additional information, contact:
	Joseph Stegmayer Chairman and CEO joes@cavco.com	Daniel Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2015 FIRST QUARTER RESULTS

PHOENIX, July 31, 2014 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the first quarter ended June 28, 2014 of its fiscal year 2015.
Net revenue for the first quarter of fiscal 2015 totaled $139.2 million, up 3.9% from $134.0 million for the first quarter of fiscal year 2014. Net income for the fiscal 2015 first quarter was $5.8 million compared to $3.9 million reported in the same quarter one year ago.
Net income attributable to Cavco stockholders for the fiscal 2015 first quarter was $5.8 million, compared to net income of $1.8 million reported in the same quarter of the prior year. The prior year amount was after deduction for the $2.0 million of net income attributable to redeemable noncontrolling interest. As previously reported, Cavco purchased the noncontrolling interest during the second quarter of fiscal year 2014 and now owns 100% of its consolidated subsidiaries; accordingly, all of the fiscal 2015 first quarter consolidated net income is attributable to Cavco stockholders. Net income per share attributable to Cavco stockholders based on basic and diluted weighted average shares outstanding for the quarter ended June 28, 2014 was $0.65 and $0.64, respectively, versus basic and diluted net income per share attributable to Cavco stockholders of $0.26 for the prior year period.
Commenting on the quarter, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, "We are pleased to begin the new fiscal year with improved results in the first fiscal quarter compared to the same quarter last year. It is important to note, however, that net income attributable to Cavco Stockholders in last year's first quarter excluded approximately $2 million of net income attributable to noncontrolling interests, which accounts for approximately one-half of the improvement. Overall, Cavco benefited from sequentially higher home sales volume and increased regular order backlog during the first fiscal quarter. The larger backlog level enhanced production efficiencies in our systems-based homebuilding operations."
Mr. Stegmayer continued, "Cavco's outlook continues to be positive. We believe the geographic markets in which we operate have good potential for increased manufactured housing demand. However, improvements in important macro-economic factors such as consumer confidence and employment levels continue to be slower and less consistent than needed to foster greater household formation rates and home ownership levels."
Mr. Stegmayer concluded, "Cavco's home distribution network is made up of independent and company-owned locations that work collaboratively with our homebuilding production teams that have the experience to be flexible and adaptive to local building requirements and preferences. We consistently develop new and innovative product designs that appeal to a broad range of customer housing trends. Combined with the additional product offerings and services of our finance and insurance businesses, we believe Cavco is well positioned for future growth."
Cavco's management will hold a conference call to review these results tomorrow, August 1, 2014, at 12:00 noon (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and company-owned retailers. The Company is a leading producer of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes and Palm Harbor Homes. The Company is also a leading builder of park model homes, vacation cabins and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Cavco's mortgage subsidiary, CountryPlace, is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; our ability to successfully integrate Fleetwood Homes, Palm Harbor, CountryPlace, Standard Casualty and any future acquisition or attain the anticipated benefits of such acquisition; the risk that past acquisitions and any future acquisition may adversely impact our liquidity; entry into new lines of business, namely manufactured housing consumer finance and insurance; a constrained consumer financing market; curtailment of available financing for retailers in the manufactured housing industry; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and declining housing demand; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; general deterioration in economic conditions and continued turmoil in the credit markets; increased costs of healthcare benefits for employees; governmental and regulatory disruption; information technology failures and data security breaches; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2014 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 28, 2014	March 29, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$73,604	$72,949
Restricted cash, current	7,045	7,213
Accounts receivable, net	25,033	20,766
Short-term investments	8,997	8,289
Current portion of consumer loans receivable, net	20,782	19,893
Current portion of inventory finance notes receivable, net	2,760	2,941
Inventories	73,591	69,729
Assets held for sale	859	1,130
Prepaid expenses and other current assets	12,698	12,623
Deferred income taxes, current	9,403	12,313
Total current assets	234,772	227,846
Restricted cash	1,210	1,188
Investments	16,617	17,165
Consumer loans receivable, net	77,420	78,391
Inventory finance notes receivable, net	18,758	18,367
Property, plant and equipment, net	47,985	48,227
Goodwill and other intangibles, net	77,710	78,055
Total assets	$474,472	$469,239
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,670	$15,287
Accrued liabilities	72,992	73,519
Current portion of securitized financings	10,155	10,187
Total current liabilities	98,817	98,993
Securitized financings	58,775	59,865
Deferred income taxes	19,997	19,948
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; Outstanding 8,849,824 and 8,844,824 shares, respectively	88	88
Additional paid-in capital	232,604	232,081
Retained earnings	63,587	57,828
Accumulated other comprehensive income	604	436
Total stockholders' equity	296,883	290,433
Total liabilities and stockholders’ equity	$474,472	$469,239

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 28, 2014	June 29, 2013
Net revenue	$139,164	$133,987
Cost of sales	107,446	104,589
Gross profit	31,718	29,398
Selling, general and administrative expenses	22,208	22,480
Income from operations	9,510	6,918
Interest expense	(1,176)	(1,254)
Other income	608	375
Income before income taxes	8,942	6,039
Income tax expense	(3,183)	(2,178)
Net income	5,759	3,861
Less: net income attributable to redeemable noncontrolling interest	—	2,035
Net income attributable to Cavco common stockholders	$5,759	$1,826

Comprehensive income:
Net income	$5,759	$3,861
Unrealized gain (loss) on available-for-sale securities, net of tax	168	(142)
Comprehensive income	5,927	3,719
Comprehensive income attributable to redeemable noncontrolling interest	—	1,964
Comprehensive income attributable to Cavco common stockholders	$5,927	$1,755

Net income per share attributable to Cavco common stockholders:
Basic	$0.65	$0.26
Diluted	$0.64	$0.26
Weighted average shares outstanding:
Basic	8,848,157	6,968,173
Diluted	9,012,296	7,049,234

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 28, 2014	June 29, 2013
Net revenue:
Factory-built housing	$126,265	$122,252
Financial services	12,899	11,735
Total net revenue	$139,164	$133,987

Capital expenditures	$410	$386
Depreciation	$639	$616
Amortization of other intangibles	$345	$345

Factory-built homes sold:
by Company-owned retail sales centers	533	553
to independent retailers, builders, communities & developers	1,906	1,805
Total factory-built homes sold	2,439	2,358

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